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Exhibit No. 10.5

                             EMPLOYMENT AGREEMENT


                AGREEMENT made as of this 13th day of August, 1998, by and between The Grand Union Company, a Delaware corporation (the "Company"), and Jeffrey P. Freimark (the "Employee").

                WHEREAS, the Company desires to retain the exclusive services of Employee and Employee desires to be employed by the Company for the term of this Agreement;

                NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

                1.       Duties.

                         (a) The Employee shall serve as a Executive Vice
President and Chief Financial Officer of the Company or such other position as may be agreed between the Employee and the Company, and shall perform such duties, services and responsibilities as are consistent with such positions, including the general management and supervision of the business and personnel of the Company and its subsidiaries. The Employee's duties, services and responsibilities will be performed under the overall supervision of the Chairman of the Board and Chief Executive Officer of the Company and consistent with the policies of the Board of Directors of the Company (the "Board of Directors").

                         (b) During the Employment Term (as hereinafter
defined), the Employee shall devote his full business time, attention and skill to the performance of his duties, services and responsibilities, and will use his best efforts to promote the interests of the Company. The Employee will not, without the prior written approval of the Board of Directors, engage in any other business activity which would interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of policies established from time to time by the Company. The foregoing shall not be construed to prohibit (i) the Employee's service as a member of the board of directors or as an officer of any non-profit trade association or civic, educational or charitable organization, or (ii) subject to the following proviso and the provisions of Section 8(b), the Employee from making personal investments of a passive nature; provided that such service or investments by the Employee do not materially interfere with the performance by the Employee of his duties, services and responsibilities hereunder.

                         (c) During the Employment Term, the Employee shall be
based at the Company's principal executive offices in Wayne, New Jersey, which executive offices may be relocated within a 100-mile radius of the Company's existing executive offices (such 100 mile radius of Wayne, New Jersey, constituting the "Principal Office City"), except for reasonably required travel in the performance of his duties, services and responsibilities hereunder.

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                2. Term. This Agreement and the term of employment of the
Employee hereunder shall commence as of the Consummation Date (as such term is defined in the Company's Disclosure Statement dated May 22, 1998 (the "Disclosure Statement")) and shall continue in full force and effect until the fourth anniversary of the Consummation Date (the "Employment Term"), unless earlier terminated or extended as provided herein. Until such time as this Agreement commences, Employee shall be employed pursuant to the terms of his employment offer dated January 29, 1997, after which time the January 29, 1997 offer letter shall terminate.

                3.       Compensation.

                         (a) In consideration of the performance by the Employee
of the Employee's obligations during the Employment Term (including any services as an officer, director, employee, member of any committee of the Company or any of its subsidiaries, or otherwise), the Company will, during the Employment Term, pay the Employee a salary (the "Salary") at an annual rate of $325,000.

                         (b) During the term of this Agreement, Employee shall
be eligible to receive bonus compensation at the end of each fiscal year of the Company in an amount to be determined by the Compensation Committee (as hereinafter defined) of the Board of Directors. The bonus compensation payable to Employee for each fiscal year during the Employment Term shall be based on percentage and performance targets determined by the Compensation Committee of the Board of Directors to provide for bonus compensation of up to 100% of the Salary for a fiscal year in which the Company achieves the designated performance targets. Such bonus compensation shall be prorated (based on the number of weeks worked by Employee during the fiscal year in question) for the fiscal year ending in March 2003. The amount of bonus compensation in any year shall be determined pursuant to the Company's Executive Annual Incentive Bonus Plan (the "Bonus Plan"), which was approved on June 22, 1998, by the holders of the Company's Old Senior Notes, as defined in and pursuant to the Disclosure Statement, and is based on the achievement of performance targets in such fiscal years, which performance targets shall be established by the Compensation Committee of the Board of Directors pursuant to the Bonus Plan.

                         (c) The Salary shall be payable in accordance with
the normal payroll practices of the Company then in effect. The Salary, and all bonuses or other forms of compensation paid to the Employee hereunder, shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Employee shall be solely responsible for income taxes imposed on the Employee by reasons of any cash or non-cash compensation and benefits provided hereunder, unless otherwise so indicated.

                         (d) Employee shall be eligible to participate in the
Company's Supplemental Retirement Plan for Key Executives (the "Plan"). Upon Employee's retirement from the Company on or after the fourth anniversary of the Consummation Date, for purposes

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of calculation of the "target benefit" under the Plan, Employee shall be credited with his actual years of service with the Company, plus four (4) additional years of service under the Plan if Employee retires on or after the fourth anniversary of the Consummation Date. If the Employee's employment with the Company terminates pursuant to Section 6(a)(vi) or Section 6(a)(vii)(x) of this Agreement prior to the fourth anniversary of the Consummation Date, for purposes of calculation of the "target benefit" under the Plan, Employee shall be credited with a number of years of service equal to the sum of (a) the actual number of years of employment of the Employee with the Company and (b) four (4) years of service. If the Employee terminates his employment with the Company other than for Good Reason under this Agreement prior to the fourth anniversary of the Consummation Date, for purposes of the "target benefit" under the Plan, Employee shall be credited with a number of years of service equal to the actual years of employment of the Employee with the Company.

                         (e) The Employee shall be eligible to participate in
any employee benefit or perquisite plans (including any life insurance plan) then in effect for Senior Managers (as such term is defined in the Company's Disclosure Statement) to the extent the Employee meets the eligibility requirements for any such plan.

                         (f) The Employee shall be eligible for four weeks
vacation (in addition to the usual holidays) during each year during which the Employee serves hereunder. Such vacation shall be taken at such time or times as may be agreed between the Employee and the Company. Vacation not taken during any year during the Employment Term will not be carried forward.

                         (g) If (i) the Employee is absent from work for more
than 180 calendar days in any twelve-month period by reason of illness or incapacity (whether physical or otherwise) or (ii) the Company reasonably determines that the Employee is unable to perform his duties, services and responsibilities hereunder by reason of illness or incapacity (whether physical or otherwise) for more than 180 calendar days in any twelve-month period during the Employment Term ("Disability"), the Company shall not be obligated to pay the Employee any compensation (Salary or bonus) for any period in excess of such 180 days; furthermore, any such payments during such 180-day period shall be reduced by any amount the Employee is entitled to receive as a result of such disability under any plan provided through the Company or under state or federal law.

                4.       Stock Option.

                         (a) Pursuant to the Company's 1995 Equity Incentive
Plan (the "EIP") and by resolution of the Compensation Committee of the Board of Directors on May 14, 1998, and effective as of the Consummation Date, the Company hereby grants Employee options (the "Options") to purchase shares of Common Stock pursuant to subparagraph (b) of this paragraph 4.

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                         (b) In connection with the Consummation of the Plan
of Reorganization as defined in the Disclosure Statement and subject to: (1) the approval of the EIP by the holders of the Company's Old Senior Notes as described in the Disclosure Statement, which approval was obtained on June 22, 1998; and (2) confirmation of the stock option grant in a letter from the Company's General Counsel in the form attached hereto as Exhibit A; Messrs. Harris, Philbin, Partridge and Freimark, as "Senior Managers", will be granted Options on the Consummation Date under the EIP to purchase an aggregate of 2,138,692 shares of Grand Union's New Common Stock at the prices and on the terms described herein and in the EIP. Except as otherwise noted, all of the Options are exercisable for four years from the Consummation Date, unless the Options are earlier terminated. The Options will be granted to the Senior Managers in five tranches and exercisable as follows: (i) 306,122 Options exercisable on the Consummation Date at an exercise price of $12.32 per share;
(ii) 466,176 Options exercisable when fiscal year end earnings before interest, taxes, depreciation, and amortization without regard to any extraordinary gains or losses ("EBITDA") as determined in accordance with generally accepted accounting principles is at least $125 million at an exercise price of $12.32 per share; (iii) 313,923 Options exercisable when fiscal year end EBITDA is at least $135 million at an exercise price of $12.32 per share; (iv) 317,094 Options exercisable when fiscal year end EBITDA is at least $145 million at an exercise price of $10.65 per share; and (v) 735,377 Options exercisable when fiscal year end EBITDA is at least $155 million at an exercise price of $10.65 per share. With respect to each tranche, Messrs. Harris, Partridge, Philbin and Freimark will be entitled to 50%, 20%, 20% and 10%, respectively, of the Options granted, without the issuance of fractional shares. Based upon the Company's audited financial statements, the Compensation Committee will be required to certify in writing or in approved minutes of the Committee that the foregoing performance standards have been satisfied prior to the exercise of the respective Options. Subject to the provisions of paragraphs (c), (d) and (e) of this Section 4, the Options granted to Senior Managers will vest ratably across each tranche as follows:
(a) one-fifth on the Consummation Date; (b) one-fifth on each of the first three anniversaries of the Consummation Date; and (c) one-fifth on the ninetieth day immediately prior to the fourth anniversary of the Consummation Date. The vested Options and shares received upon exercise of Options ("Option Shares") will become transferable in tranches of 20%, 20%, 30% and 30% (expressed as a percentage of vested and unvested Options) on each of the first four anniversaries, respectively, of the Consummation Date. Except as described in the preceding sentence and except for transfers in connection with estate planning, the Options and Option Shares will not be transferable during the term of a Senior Manager's employment.

                         (c) Treatment of Options Upon Termination Within
Twelve Months Following A Change of Control. For purposes of this Agreement, a "Change of Control" shall mean, after the Consummation Date, the acquisition by any person or entity, directly or indirectly, of more than 50% of the Common Stock of the Company; provided, however, that no Change of Control shall occur by reason of the issuance of Common Stock to holders of the Old Senior Notes on the Consummation Date pursuant to the Plan of Reorganization. If the Employee's employment with the Company terminates pursuant to Section 6(a)(vi) or Section 6(a)(vii)(x) hereof within 12 months following a Change of Control, Options (subject to the

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limitations of the following sentence) shall immediately become vested and exercisable by Employee (or Employee's executor or administrator or the person or persons to whom the Options are transferred by will or the applicable laws of descent and distribution) at any time up to and including thirty days after the effective date of such termination of employment after which all Options shall terminate. Subject to the preceding sentence, Options shall vest and become exercisable based upon the Enterprise Value (as hereinafter defined) of the Company at the time of the Change of Control pursuant to the following schedule: 1) if the Enterprise Value is less than $812.5 million, only the Options from tranche 1 shall be vested and exercisable; 2) if the Enterprise Value is equal to or greater than $812.5 million, but less than $877.5 million, only the Options from tranches 1 and 2 shall be vested and exercisable; 3) if the Enterprise Value is equal to or greater than $877.5 million, but less than $942.5 million, only the Options from tranches 1, 2 and 3 shall be vested and exercisable; 4) if the Enterprise Value is equal to or greater than $942.5 million, but less than $1,007.5 million, only the Options from tranches 1, 2, 3 and 4 shall be vested and exercisable; 5) if the Enterprise Value is equal to or greater than $1,007.5 million, all Options shall be vested and exercisable; and 6) all Options which are not vested and exercisable in accordance with foregoing (1) - (5) shall terminate and become null and void as of the effective date of such termination. For purposes hereof, "Enterprise Value" shall mean the value of the outstanding Common Stock of the Company on the date of the Change of Control based upon the price per share paid in the Change of Control transaction plus the dollar value of outstanding net debt ($355,400,000) at the Effective Date.

                         (d) Treatment of Options Upon Termination Other Than
Within Twelve Months Following A Change of Control. If the Employee's employment with the Company terminates pursuant to Section 6(a)(i), 6(a)(ii), or 6(a)(v) hereof, or Section 6(a)(vi) or Section 6(a)(vii)(x) hereof not within 12 months following a Change of Control, all Options (subject to the limitations of the following sentence) shall immediately vest to the Employee (or Employee's executor or administrator or the person or persons to whom the Options are transferred by will or the applicable laws of descent and distribution) and shall remain exercisable by Employee through and until the fourth anniversary of the Consummation Date, such exercisability subject to the EBITDA hurdles set forth in paragraph (b) of this Section 4.

                         (e) If the employment of Employee with the Company
shall terminate for any reason other than as specifically provided in paragraphs (c) and (d) of this Section 4, including, without limitation, termination by the Company for "Cause" or termination by the Employee for any reason other than Good Reason, all vested Options shall remain exercisable by Employee through and until the fourth anniversary of the Consummation Date, such exercisability subject to the EBITDA hurdles set forth in paragraph (b) of this Section 4 and all unvested Options shall terminate and become null and void, as of the effective date of such termination.

                5.        Relocation and Relocation Expenses.

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                         The Employee agrees that, during the Employment Term,
he shall maintain, at his own cost and expense, his principal residence within a 100-mile radius of Wayne, New Jersey. Employee shall continue to be eligible for the full benefits available, if any, under the Company's Executive Relocation Program. The reimbursement of expenses under this sub-paragraph shall be taxable income to Employee and shall be subject to appropriate gross-up procedures in order to make Employee whole for such expenses.

                6.       Termination.

                         (a) Except as otherwise provided in this Agreement,
the employment of Employee hereunder and the Employment Term shall terminate upon the earliest to occur of the dates specified below:

                               (i)      the close of business on the date of
expiration of the Employment Term;

                               (ii)     the close of business on the date of
the Employee's death;

                               (iii)    the close of business on an early
termination date mutually agreed to in writing by the Company and the Employee;

                               (iv)     the close of business on the day on
which the Company shall have delivered to the Employee a written notice of the Company's election to terminate his employment for "Cause" (as defined in Section 6(c) hereof);

                               (v)      the close of business on the day on
which the Company shall have delivered to the Employee a written notice of the Company's election to terminate his employment because of Disability;

                               (vi)     the close of business on the day
following the date on which the Board of Directors shall have adopted a resolution terminating the employment of the Employee hereunder and such termination is not for death, Cause or Disability; or

                               (vii) the close of business on the date which
is five business days after the date on which the Employee delivers to the Company a written notice of the Employee's election to terminate his employment hereunder (x) for "Good Reason" (as defined in Section 6(d) hereof) or (y) for any other reason.

                         (b) Any purported termination by the Company or by
the Employee pursuant to Section 6(a) (iv)-(vii) hereof shall be communicated by written "Notice of Termination" to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to

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provide a basis for termination of the Employee's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without delivery of such Notice of Termination.

                         (c) For purposes of this Agreement, termination of
employment for "Cause" shall mean termination based on (i) the Employee's material breach of this Agreement, or (ii) any other conduct by the Employee constituting valid cause for termination under the laws of the State of New Jersey.

                         (d) For purposes of this Agreement, the term "Good
Reason" shall mean any material breach by the Company of this Agreement; provided, however, that Employee first delivers written notice thereof to the General Counsel of the Company and the Company shall have failed to cure such breach within thirty (30) days after receipt of such written notice.

                         (e) In the event of termination of this Agreement,
for whatever reason, the Employee agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Employee's employment or any other relationship with the Company, whether such matters are business-related, legal or otherwise. The Company agrees to reimburse the Employee for the Employee's reasonable travel expenses incurred in complying with the terms of this paragraph upon delivery by the Employee to the Company of valid receipts for such expenses. The provisions of this paragraph shall survive termination of this Agreement.

                7.        Termination Payments

                          (a)  Upon Termination Within Twelve Months of a Change
of Control. If, within 12 months following a "Change of Control," the Employee's employment with the Company terminates for whatever reason, the Company will pay the Employee any portion of the Salary accrued hereunder on or prior to the date of such termination, but not paid. If, within 12 months following a "Change of Control," the Employee's employment with the Company terminates pursuant to Section 6(a)(vi) or Section 6(a)(vii)(x) hereof, the Company will pay the Employee any portion of Employee's bonus compensation pursuant to
Section 3(b) hereof which has accrued hereunder on or prior to the date of termination but has not been paid (the "Prorata Bonus"). The Prorata Bonus shall be calculated by: (i) annualizing the Company's performance through the date of termination for the fiscal year in question; (ii) determining the bonus compensation due to the Employee pursuant to Section 3(b) hereof on the basis of the Company's annualized results for the fiscal year in question; and
(iii) prorating the bonus compensation based on the number of weeks worked by the Employee during the fiscal year in question. Except for purposes of this
Section 7, the Employee's bonus compensation pursuant to Section 3(b) for any fiscal year shall not be deemed to have been accrued prior to the completion of the fiscal year in question. If, within 12 months following a "Change of Control," the Employee's employment with the Company terminates pursuant to
Section 6(a)(vi) or Section 6(a)(vii)(x) hereof, the Company will, within 30 days of such termination,

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pay the Employee lump sum severance pay in an amount equal to the product of
(x) 2.99 times (y) 120% of such Employee's base salary then in effect.

                         (b) Upon Termination Not Within Twelve Months of a
Change of Control. If the Employee's employment with the Company terminates for whatever reason where paragraph 7(a) does not apply, the Company will pay the Employee any portion of the Salary accrued hereunder on or prior to the date of termination but not paid. If the Employee's employment with the Company terminates pursuant to Section 6(a)(vi) or Section 6(a)(vii)(x) hereof, but not within twelve months of a Change of Control, the Company will pay the Employee his Prorata Bonus as calculated in the manner described in paragraph 7(a). Except for purposes of this Section 7, the Employee's bonus compensation pursuant to Section 3(b) for any fiscal year shall not be deemed to have been accrued prior to the completion of the fiscal year in question. If the Employee's employment with the Company terminates pursuant to Section 6(a)(vi) or Section 6(a)(vii)(x) hereof, the Company will continue to pay the Employee an amount equal to the Employee's Salary (at the salary rate in effect on the date of termination of the Employee's employment hereunder) until the fourth anniversary of the Consummation Date.

                         (c) The foregoing payments upon termination shall
constitute the exclusive payments due the Employee upon termination under this Agreement, but shall have no effect on any benefits which may be due the Employee under any plan of the Company which provides benefits after termination of employment.

                8. Employee Covenants.

                         (a) Unauthorized Disclosure. The Employee agrees and
understands that in the Employee's position with the Company, the Employee will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Except to the extent that the proper performance of the Employee's duties, services and responsibilities hereunder may require disclosure, and except as such information (i) was known to the Employee prior to his employment by the Company or (ii) was or becomes generally available to the public other than as a result of a disclosure by the Employee in violation of the provisions of this Section 8(a), the Employee agrees that during the Employment Term and thereafter the Employee will keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employee's employment under this Agreement, the Employee will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical

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data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employment Term.

                         (b) Non-competition. By and in consideration of the
Company's entering into this Agreement and the Salary and benefits to be provided by the Company hereunder, and further in consideration of the Employee's exposure to the proprietary information of the Company, the Employee agrees that, subject to the provisions of the last two sentences of
Section 1(b), the Employee will not, during the Employment Term, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise. For purposes of this paragraph, the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity operating one or more supermarkets within a ten (10) mile radius of any Company store if the aggregate of such Company stores (x) represent ten percent (10%) or more of the total number of Company stores operating at the date of termination (or other applicable date invoking the application of this non-compete clause) or (y) account for ten percent (10%) or more of the annual sales volume of the Company for the fiscal year immediately preceding the year of termination (or other applicable date invoking application of this non-compete clause). For this purpose, (1) "supermarket" means any store which is part of a supermarket or combination store chain or is a warehouse club selling grocery and perishable items to the public and (2) any entity operating supermarkets includes any wholesaler to independently-owned supermarkets operating under the same tradename. The prohibition of this clause (b) shall not be deemed to prevent Employee from owning 1% or less of any class of equity securities of an entity that has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary in this Section 8(b), the non-competition clause contained in this Section 8(b) shall immediately terminate on the effective date of termination of the Employee's employment with the Company unless such termination is by the Company for Cause or is by the Employee without Good Reason, in which case the non-competition clause contained in this Section 8(b) shall remain in full force and effect until the fourth anniversary of the Consummation Date.

                         (c) Non-solicitation. During the Employment Term and
for a period of two years thereafter, the Employee shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who at any time during the Employment Term was an employee of the Company.

                         (d) Transactions Offered to the Corporation;
Proprietary Materials. During the term of his employment hereunder, Employee agrees to bring to the attention of the Board of Directors or the Chief Executive Officer, all proposals, business opportunities or investments of whatever nature, in areas in which the Company and/or any of its subsidiary companies is active or may be interested in becoming active, which are created or devised by Employee or come to the attention of Employee and which might reasonably be expected to be

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of interest to the Company and/or any its subsidiary companies. Without limiting the generality of the foregoing, Employee acknowledges and agrees that memoranda, notes, records and other documents made or compiled by Employee or made available to Employee during the term of this Agreement concerning the business and/or activities of the Company and/or any of its subsidiary companies shall be the Company's property and shall be delivered by Employee to the Chief Executive Officer upon termination of this Agreement or at any other time at the request of the Board of Directors.

                         (e) Remedies. The Employee agrees that any breach of
the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee.

                The provisions of subsections (a), (b), (c), (d) and (e) of this Section 8 shall survive any termination of this Agreement and the Employment Term. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 8.

                9. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given
(i) if personally delivered, when so delivered, or (ii) if mailed, three (3) business days after having been placed in the United States mail, registered or certified, postage prepaid, return receipt requested, addressed to the party to whom it is directed at the address set forth below:

                If to the Company:

                The Grand Union Company
                201 Willowbrook Boulevard
                Wayne, New Jersey  07470
                Attention:  one copy to the Chief Executive Officer and
                            one copy to the General Counsel

                If to the Employee:

                Jeffrey P. Freimark
                The Grand Union Company

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                201 Willowbrook Boulevard
                Wayne, New Jersey  07470
                With a copy to Employee's local address as reflected in the Company's records or to such other address as to which notice is given pursuant hereto.

                10. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Company.

                11. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes, as of the Consummation Date, all prior agreements, written or oral, between them as to such subject matter, including that certain employment offer letter dated January 29, 1997. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

                12. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

                13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without reference to the principles of conflict of laws.

                14. Modifications and Waivers. No provisions of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

                15. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

                16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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                IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Employee has hereunto set his hand, as of the day and year first above written.



                                      THE GRAND UNION COMPANY



                                      By: /s/ J. Wayne Harris
                                         --------------------------------------
                                         Name:   J. Wayne Harris
                                         Title:  Chairman of the Board and
                                                 Chief Executive Officer


                                         /s/ Jeffrey P. Freimark
                                         --------------------------------------
                                         Jeffrey P. Freimark  (Employee)


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                                   EXHIBIT A

                                                              August 13, 1998

Jeffrey P. Freimark
Executive Vice President and Chief Financial Officer
The Grand Union Company
201 Willowbrook Boulevard
Wayne, New Jersey 07470

         Re:      Stock Option Grant

Dear Mr. Freimark:

         This is to confirm the stock option grant made to you by action of the Compensation Committee of the Board of Directors on May 14, 1998, pursuant to the Plan of Reorganization as detailed in the Company's Disclosure Statement dated May 22, 1998 and as a part of your Employment Agreement dated August 13, 1998.

         In this regard, effective August 17, 1998 (the "Consummation Date"), you have been granted 213,870 Non-Qualified Stock Options (NQSO) giving you the right to purchase a total of 213,870 Option Shares of Grand Union Common Stock (i.e., one share of Common Stock per Option). The particular terms governing your Option Grant as set forth in the Employment Agreement are confirmed below. Additionally, attached hereto is a copy of the 1995 Equity Incentive Plan ("EIP"), as modified and amended, which covers the standard terms and conditions of Option Grants to our Company's associates. Any terms set forth below which differ from or modify the terms contained in the EIP shall take precedence over the terms of the EIP.

         o Exercise Dates and Exercise Prices - Your Options are exercisable pursuant to the following schedule:

         1. 30,612 Options exercisable on the Consummation Date at an exercise price of $12.32 per Option;
         2. 46,618 Options exercisable upon the Company's attainment of EBITDA of an aggregate of at least $125 million for any fiscal year at an exercise price of $12.32 per Option;
         3. 31,392 Options exercisable upon the Company's attainment of EBITDA of an aggregate of at least $135 million for any fiscal year at an exercise price of $12.32 per Option;
         4. 31,709 Options exercisable upon the Company's attainment of EBITDA of an aggregate of at least $145 million for any fiscal year at an exercise price of $10.65 per Option; and

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         5.   73,539 Options exercisable upon the Company's attainment of
              EBITDA of an aggregate of at least $155 million for any fiscal year at an exercise price of $10.65 per Option.

         o Vesting, Forfeiture and Transferabililty
             1. Options under this NQSO will vest ratably across each of the five exercise tranches listed above, as follows:
                 a.   one-fifth on the Consummation Date;
                 b. one-fifth on the first three anniversaries of the Consummation Date; and
                 c.   one-fifth on the ninetieth day
                      immediately preceding the fourth anniversary of the Consummation Date.
             2. Forfeiture of Options under this NQSO shall be governed by paragraph 4 of the Employment Agreement.
             3. Vested Options and Option Shares under this NQSO will become transferable as set forth below:
                 a. Prior to the first anniversary of the Consummation Date - 0 Options and Option Shares;
                 b. On and after the first anniversary of the Consummation Date - 42,774 Options and Option Shares;
                 c.   On and after the second anniversary of the Consummation
                      Date - 42,774 additional Options and Option Shares;
                 d.   On and after the third anniversary of the Consummation
                      Date - 64,161 additional Options and Option Shares; and
                 e. On and after the fourth anniversary of the Consummation Date - 64,161 additional Options and Option Shares.
             4. Except as set forth in paragraph 3 above, and except for agreed-upon family estate planning transfers, Options and Option Shares under this NQSO will not be transferred prior to the fourth anniversary of the Consummation Date. Thereafter, vested Options and Option Shares will be freely transferable, subject to applicable securities laws.

         o Duration of Options - The latest date on which your Options may be exercised is the fourth anniversary of the Consummation Date.

         o Events Affecting Your Options - Sections 4(c), 4(d) and 4(e) of the Employment Agreement explains the status of your Options in the event of your termination of employment.

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         Please acknowledge your receipt and acceptance of your Stock Option
Grant by signing in the space provided below and returning the document to me.

                                         Very truly yours,


                                         /s/ Glenn J. Smith, Esq.
                                         --------------------------------
                                         Glenn J. Smith, Esq.
                                         Corporate Vice President
                                         and General Counsel

Acknowledged and Accepted


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